Exhibit 99.1

Eastside Distilling Announces Appointment of Robert Grammen to Board of Directors and Geoffrey Gwin as Chief Financial Officer

PORTLAND, Ore., June 8, 2020—Eastside Distilling, Inc. (NASDAQ: EAST) today announced the appointment of Robert P. Grammen as independent director to the Company’s board of directors, effective June 15, 2020. Geoffrey Gwin will step down from his role as a member of the Company’s board commensurate with the appointment of Mr. Grammen and will be appointed Eastside’s Chief Financial Officer effective June 15, 2020.

Paul Block, Chairman of the board of Eastside Distilling, commented, “We are pleased to welcome Bob Grammen to the Eastside Distilling board of directors. Bob was part of the board of directors at Intersect Beverage, owners of the Azuñia Tequila product lineup, prior to Eastside’s acquisition of the brand in September 2019. He has a strong understanding of both the capital markets and consumer products, which we believe will benefit Eastside into the future.”

Robert P. Grammen is a Managing Director of EFO Management, LLC (“EFO”), a family office located in Dallas, Texas and Naples, Florida that manages in excess of $250 million of direct debt and equity investments across a wide spectrum of asset classes that include IT, Healthcare, Hospitality, Spirits, Real Estate and Asset Based Lending. Grammen serves as the Managing Director of EFO’s Naples, Florida office and is responsible for the origination, analysis, structure and execution of direct debt and equity investments. His post-investment responsibilities have included asset management, committee leadership and board positions for EFO Financial Group, Intersect Beverage, Laser Spine Institute, Palm Beach Tan, Marodyne Medical, Cypress Lending Group, YourCause, Coral Hospitality, Melbourne Greyhound Park and others. Prior to joining EFO in 1999, Grammen served as a Vice President of International Trading Group in Naples, Florida, focusing on the purchase, restructure, and sale of distressed municipal bond debt. From 1987 until 1991, Grammen served as a Vice President of Landbase, Inc. as an investment banker and consultant in the international resort development business, where he worked internationally in 13 countries. Grammen received his B.A. in Economics from Bethany College, Bethany, West Virginia.

Lawrence Firestone, CEO and Board Member of Eastside Distilling, commented, “I am excited to have Geoff join the Company as our full-time Chief Financial Officer. Since joining the board last year, and with his appointment as Audit Committee Chair, Geoff has demonstrated a strong understanding of the financial operations of the business. I look forward to working closely with Geoff to continue the repositioning of Eastside Distilling to focus on our major brands and continuing to improve our financial performance.”

“We want to express our sincere thanks to Stu Schreiner for stepping in as Interim CFO over the past few months. His leadership and steady hand have helped us improve our financial reporting, controls and navigate this unprecedented time in history due to the global disruptions from COVID-19. I look forward to Stu’s support during the transition,” Firestone concluded.

Geoffrey Gwin joined the Eastside board of directors in August 2019. Until March 2020, Gwin was most recently a Member of Quad Capital Management Advisors, LLC and the Managing Member of Group G Capital Partners, LLC. Gwin is a Board Observer of SMArtX Advisory Solutions, Inc., a private company offering technology solutions to wealth advisors, RIA’s and other financial services firms. Gwin formed Group G Capital Partners, LLC in 2003 and had continuously managed its related strategies as its Chief Investment Officer. Gwin has held positions at Symphony Asset Management, BHF-BANK Aktiengesellschaft, and Citibank, Inc. over the last two decades. Gwin holds a Bachelor of Science in Business from Wake Forest University and is a Charter Financial Analyst.

G. Stuart Schreiner, who was the Company’s Interim Chief Financial Officer, will remain a consultant to the Company to assist with the transition to Mr. Gwin as Chief Financial Officer on June 15, 2020.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera and companion brand Granny Rich Whiskey, newly acquired Azuñia Tequilas, Burnside Whiskeys, Hue-Hue Coffee Rum, and Portland Potato Vodkas. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

971-888-4264
inquiries@eastsidedistilling.com

Investors:

Robert Blum

Lytham Partners, LLC

(602) 889-9700

east@lythampartners.com